Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October 28, 2015)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.07 per share will be paid December 1, 2015 to shareholders of record on the close of business on November 11, 2015.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At September 26, 2015, there were 1,133 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 104 retail franchises have been awarded but are not open.  In addition, at September 26, 2015, the Company had a lease portfolio of $40.3 million.